Prospectus Supplement No. 2	Filed pursuant to Rule 424(b)(3)
(to Prospectus Dated October 8, 2007, as	Registration No. 333-146205
supplemented by Prospectus Supplement
No. 1 dated December 5, 2007)
$200,000,000
DOLLAR FINANCIAL CORP.
2.875% Senior Convertible Notes due 2027
Shares of Common Stock Issuable upon Conversion of Notes
     This prospectus supplement no. 2 supplements and amends our prospectus dated October 8, 2007, as supplemented and amended by Prospectus Supplement No. 1 dated December 5, 2007, relating to the sale from time to time by the selling securityholders named in the prospectus and in this prospectus supplement of up to $200,000,000 aggregate principal amount of our 2.875% Senior Convertible Notes due 2026 and the shares of our common stock issuable upon exchange of the notes.
     This prospectus supplement should be read in conjunction with and accompanied by, and is qualified by reference to, the prospectus, except to the extent that the information in this prospectus supplement supersedes any information contained in the prospectus.

     Investing in the notes involves risks. See ''Risk Factors’’ beginning on page 10 of the prospectus, as well as the risk factors that are incorporated by reference in the prospectus.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus supplement is February 19, 2008

SELLING SECURITYHOLDERS
     The information appearing in the table below supplements and amends the information with respect to such selling securityholders in the table appearing under the heading “Selling Securityholders” in the prospectus. The information is based solely on information provided to us by or on behalf of the selling securityholders on or prior to February 15, 2008. Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus or a prior prospectus supplement, the information set forth in the table below regarding that selling securityholder supersedes the information in the prospectus or such prospectus supplement.

			Number of Shares of
	Principal Amount of Notes		Common Stock
	Beneficially Owned
	Prior to the	Percentage of	Beneficially
	Offering and	Notes	Owned Prior to	Offered
Selling Securityholder	Offered Hereby ($)	Outstanding	the Offering	Hereby (1)
Bear Stearns & Co. Inc. (2) (3) (4)	500,000	*	—	19,397
Ellington Oversees Partners, LTD (5)	3,000,000	1.5%	—	116,387

*	Less than one percent (1%)
(1)	Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on the initial conversion rate of 25.7759 shares of our common stock per $1,000 principal amount. This conversion rate, however, is subject to adjustment as described under “Description of the Notes—Conversion Rights” in the prospectus. As a result, the number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future.
(2)	The selling securityholder acted as an initial purchaser of the securities offered by this prospectus in a private placement. The selling securityholder received customary fees and commissions for this transaction.
(3)	The selling securityholder has indicated that it is a broker-dealer registered pursuant to Section 15 of the Exchange Act.
(4)	The selling securityholder has reported a short position in our common stock of 71,259 as of December 14, 2007.
(5)	Ellington Management Group, LLC is the investment adviser or the selling securityholder. Michael Vranos, as principal of Ellington Management Group, LLC, has voting and investment control of the securities offered hereby. Mr. Vranos disclaims beneficial ownership over the notes except to the extent of any indirect ownership interest he may have in such notes through his economic participation in the selling securityholder.